Ex. T3A.68

FROM CT WILMINGTON – 302_655_4236   GROUP 6    (THU) 4.15’04  21:47/ST.21:36/NO. 4260103369 P  2
State of Delaware Secretary of State Division of Corporations Delivered 09:45 PM 04/15/2004 FILED 07:52 PM 04/15/2004 SRV 04027869 – 3791165 FILE

CERTIFICATE OF FORMATION OF

UR OF GAINESVILLE VA, LLC

ARTICLE I

NAME

The name of the Limited Liability Company is UR of Gainesville VA, LLC (the “LLC”).

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The address of the registered office of the LLC in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801.  The name of the registered agent at that address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned authorized person, George W. Herz II. has executed this Certificate of Formation of UR of Gainesville VA, LLC this 15th day of April, 2004, in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

/s/ George W. Herz II
_________________________________
George W. Herz II, Authorized Person
Senior Vice President & General Counsel